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Hemispherx Biopharma, Inc.
(Name of Registrant as Specified in its Charter)

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Dear Shareholder:

We want to thank you very much for voting in our Annual Meeting held on October 13th.  We greatly appreciate your interest.  We are also writing you to alert you to the fact that the polls are still open on Proposal No. 4, which is the one to increase the number of our authorized common shares.  In the event that you voted against the increase, I wanted to make the following points and to tell you that it is still possible to change your vote to a FOR vote on this proposal.

At our Annual Meeting, we were unable to get the votes needed, even though over 71% of the shares that voted, did vote in favor of the increase.  By law, we must receive a favorable vote from over 50% of our total outstanding shares, not just the majority of the shares that vote.  Our need for these additional authorized shares is an increasingly acute one for your Company.  As a result, we have left the polls open for voting on this proposal and will next reconvene our Annual Meeting on November 10, 2011 at 1:00 p.m. at the Embassy Suites Hotel, 1776 Benjamin Franklin Parkway, Philadelphia Pennsylvania 19103 to address this issue.

This proposal is critical to creating shareholder value.  At our October Annual Meeting, we received overwhelming support from our institutional investors to increase our shares and these included very prominent investing institutions.  In addition, three nationally recognized, independent institutional advisory firms that analyzed this proposal, Glass Lewis & Co., Institutional Shareholder Services (ISS), and Eagan-Jones Proxy Services recommended a “FOR” vote on Proposal No. 4 to increase the shares of Common Stock.  The business of these firms is to analyze and then recommend to their clients, which are primarily institutional shareholders, how to vote on Proxy matters.  Please see Exhibits A, B and C which summarize their recommendations.

Lastly, we are fully aware that shareholders are concerned about issuing new shares and diluting their ownership.  We are very mindful of that concern and therefore your Board has placed significant limitations on the use of these new shares for purely fund-raising purposes.  This is to make it unambiguous that your Company will not use the shares to simply add cash to the balance sheet.  The specific limitations are spelled out in the Proxy and are summarized on Exhibit D.

We understand that you have other matters to occupy your time.  However, we would like to request that you accept a phone call from me or one of the other members of our senior management team.  Given the importance of our achieving approval of Proposal No. 4, we would like to personally discuss with you any questions you may have or to otherwise address your concerns.

Sincerely,

/s/ William A. Carter
William A. Carter, MD
Chairman and Chief Executive Officer

Exhibit A

ISS Proxy Advisory Services

“For 25 years, ISS has been the leading provider of proxy research to institutional investors”

Excerpts from their Report:

Proposal No 4. Increase Authorized Common Stock
Vote Recommendation

A vote FOR this proposal is warranted because:
•	the size of the proposed increase is reasonable (150,000,000 shares is below the allowable threshold of 200,000,000 shares); and
•	there are no significant concerns about the company's past share usage.

Allowable Increase

ISS evaluates requests for additional authorized capital against an allowable increase determined by the company's TSR (Total Shareholder Return) performance, past issuance of shares, and the presence of any specific needs. Because at least half of the company’s existing authorized shares are either outstanding or reserved and the company’s TSRs were not in the bottom 10 percent of the U.S. market, the allowable increase is 100 percent of the company’s existing authorized shares.

Proposed increase in authorized shares:	150,000,000
Allowable increase in authorized shares:	200,000,000
Below allowable threshold by:	50,000,000

Risks to Shareholders of Non-Approval

The company states that without the additional authorized common shares, it could face a significant impediment in its ability to undertake strategic transactions since such actions may be contingent on its subsequent ability to secure shareholder approval to create the authorized shares. If the number of authorized shares is not increased, the company states that it may lose out on important corporate opportunities.

Exhibit B

Glass Lewis & Co.

“Founded in 2003, Glass, Lewis & Co. is the leading, independent, governance analysis and proxy voting firm, serving institutional investors globally that collectively manage more than $15 trillion in assets”

Excerpts from their Report:

We agree with management and the board that adequate capital stock is important to the smooth operation of a public company.

The Company currently has 0.3 million shares available for issuance.  In light of the relatively limited amount of available shares, we believe it may be prudent for the Company to have additional common shares available for issuance.

Cushion Ratio

When companies request additional authorized shares, Glass Lewis calculates what we refer to as the Cushion Ratio.  The Cushion Ratio is derived by comparing the total requested and authorized shares to the existing, required and potential uses of the shares in question.  This analysis is an important step towards ensuring that the additional shares are truly needed and will not serve to effectuate anti-takeover actions by the board.  Given the amount of shares requested in this proposal, the Glass Lewis Cushion Ratio is 0.75, which is within our range of acceptance.

Summary

Considering factors detailed above, we believe the proposed increase in authorized shares is reasonable.

Accordingly, we recommend that shareholders vote FOR this proposal.

Exhibit C

Egan-Jones Proxy Services

“Egan-Jones Ratings Company has been assisting institutional investors in fulfilling their proxy voting duties since 2003”

Excerpts from their Report:

We believe that the proposed increase in authorized shares of common stock will benefit the Company’s stockholders by providing flexibility to issue shares of common stock for general and corporate purposes, including a variety of business and financial objectives in the future without the necessity of delaying such activities for further stockholder approval, except for the limitations, as may be required in particular cases by the charter documents, applicable law or the rules of any stock exchange or national securities association trading system on which the securities may be listed or quoted. In addition, the Board of Directors could issue blocks of shares of common stock to existing stockholders to fend off unwanted tender offers or hostile takeovers which were deemed not likely to increase stockholder value. As such, we recommend a vote “FOR” this Proposal.

Exhibit D

Excerpt from the 2011 Hemispherx Bio Pharma, Inc. Proxy Statement

Specific Limitations and Restrictions On Usage Of Newly Authorized Shares

To address a potential concern that additional share issuances may dilute their stock holdings while providing us with additional cash without enhancing stockholder value, the Board has voted to significantly limit the utilization of the newly authorizes shares for purposes of fund raising as well as a number of other activities detailed in the attached “Memorandum of Limitations and Restrictions on Stock Issuances”.

The Board has recommended specific limitations and restrictions on the issuance of the newly authorized shares, unless such uses are first approved by stockholders. As discussed in more detail in the attached “Memorandum of Limitations and Restrictions on Stock Issuances”, we would not issue (or reserve for issuance) any of the newly authorized shares where such issuance would not be primarily in connection with strategic transactions or other non-fundraising purpose that met certain significant criteria. At this time, we have no anticipated near term need to raise additional capital since we had approximately $39.8 million in cash, cash equivalents and marketable securities as of June 30, 2011, and we have the ability to raise additional funds, if needed, through the sale of 31,480,000 already reserved shares pursuant to our At-The-Market equity offering program. The newly authorized 150,000,000 shares could not be issued, without prior stockholder approval, among other things, pursuant to:

•	A Registered Direct offering;
•	A Private Investment in Public Equity (PIPE) offering;
•	An Equity Line of Credit;
•	An Underwritten Shelf Takedown;
•	A new At-the-Market (ATM) Offering program; or
•	An Underwritten Follow-On offering.